EXHIBIT 16.1

Sam Kan & Company 1151 Harbor Bay Pkwy., Suite 202 Alameda, CA 94502 Phone: 510.517.7874 Fax: 866.848.1224 http://www.skancpa.com

August 13, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Sam Kan & Company was previously principal accountant for AmpliTech Group, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2011 and 2012.  We resigned as principal accountant of the Company effective on August 6, 2012.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 12, 2013, and we agree with such statements contained therein.

Sincerely,

/s/ Sam Kan & Company
Sam Kan & Company